Exhibit 4.4

Conformed Copy

Dated                     15 May                      2003

SECOND SUPPLEMENTAL AGREEMENT

relating to a

£300,000,000
REVOLVING CREDIT FACILITY
dated 8 March 2001
(as subsequently amended on 26 April 2002
and partially cancelled on 21 March 2003)

for

BRITISH SKY BROADCASTING GROUP PLC

Guaranteed by
CERTAIN SUBSIDIARIES OF BRITISH SKY
BROADCASTING GROUP PLC

Arranged by
TD BANK EUROPE LIMITED
and
SALOMON BROTHERS INTERNATIONAL LIMITED

Agent
THE TORONTO-DOMINION BANK

SECOND SUPPLEMENTAL AGREEMENT

Contents

Clause		Page
1	Interpretation	1
2	Amendments to the Principal Agreement	2
3	Representations and warranties	2
4	Expenses	3
5	Effective Date	3
6	Miscellaneous	4
7	Governing Law	4
Schedule 1 Guarantors		5

THIS SECOND SUPPLEMENTAL AGREEMENT is dated 15 May 2003 and made BETWEEN:

(1)	BRITISH SKY BROADCASTING GROUP PLC as Borrower;

(2)	THOSE SUBSIDIARIES OF BRITISH SKY BROADCASTING GROUP PLC whose names and registered offices are set out in schedule 1 as Guarantors; and

(3)	THE TORONTO-DOMINION BANK as Agent for the Banks (in accordance with clause 18.2 (Amendments; waivers) of the Principal Agreement).

WHEREAS:

(A)	This Second Supplemental Agreement is supplemental to and amends an agreement dated 8th March 2001, as subsequently amended by a supplemental agreement dated 26 April 2002, and made between British Sky Broadcasting Group plc as Borrower (1), the companies whose names and registered offices are set out in schedule 1 thereto as Guarantors (2), TD Bank Europe Limited and Salomon Brothers International Limited as Arrangers (3), the financial institutions whose names and addresses are set out in Schedule 2 thereto as Banks (4) and The Toronto-Dominion Bank as Agent (5), whereby the Banks agreed to make available to the Borrower a revolving credit facility of up to £300,000,000 upon the terms and subject to the conditions therein contained (the “Principal Agreement”).

(B)	The Facility was partially cancelled pursuant to a cancellation notice, dated 21 March 2003 and issued to the Agent by the Borrower, following which the Facility was reduced to a maximum available amount of £200,000,000.

(C)	The Borrower and each of the Guarantors have requested that the Principal Agreement be amended to the extent set out in this Second Supplemental Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Definitions in the Principal Agreement

Unless the context otherwise requires, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Second Supplemental Agreement.

“Second Supplemental Agreement” means this Second Supplemental Agreement;

“Effective Date” shall have the meaning given to it in clause 5.1.

1.2	Interpretation of Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Second Supplemental Agreement, and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

1.3	Incorporation of certain references

Clauses 1.3 (Headings), 1.4 (Construction of certain terms) and 1.5 (Majority Banks) of the Principal Agreement shall be deemed to be incorporated in this Second Supplemental Agreement in full, mutatis mutandis.

2	Amendments to the Principal Agreement

Clause 13.1.9 (Reduction or loss of capital) of the Principal Agreement shall, with effect from the Effective Date, be deleted in its entirety, and be replaced with the words “Intentionally deleted by way of a supplemental agreement dated 15 May 2003”.

3	Representations and warranties

3.1	As at:

(a)	the date of this Second Supplemental Agreement, by reference to the facts and circumstances now existing; and

(b)	the Effective Date, by reference to the facts and circumstances then existing,

each Obligor represents and warrants to each of the Banks, Arrangers and Agent (the Borrower in respect of itself and its Subsidiaries, and each other Obligor in respect of itself only) that:

3.1.1	Due incorporation of the Obligors

it is duly incorporated and validly existing under the laws of England and Wales as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

3.1.2	Corporate power

it has power to execute, deliver and perform its obligations under this Second Supplemental Agreement and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Second Supplemental Agreement;

3.1.3	Binding obligations

this Second Supplemental Agreement constitutes valid and legally binding obligations of it enforceable in accordance with its terms to the extent permitted by applicable law;

3.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Second Supplemental Agreement by it will not (i) contravene, in any material respect, any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of it’s constitutive documents or (iv) result in the creation or imposition of or oblige it to create any Encumbrance on it’s undertakings, assets, rights or revenues;

3.1.5	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by it to authorise, or required by it in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Second Supplemental Agreement or the performance by it of its obligations under this Second Supplemental Agreement has been obtained or made and is in full force and effect in all material respects and there has been no default in the observance of the material conditions or restrictions (if any) imposed in, or in connection with, any of the same;

3.1.6	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Second Supplemental Agreement that the Second Supplemental Agreement or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Second Supplemental Agreement and this Second Supplemental Agreement is in proper form for its enforcement in the courts of each Relevant Jurisdiction; and

3.1.7	Choice of law

the choice of English law to govern this Second Supplemental Agreement and the submission by it to the non-exclusive jurisdiction of the English courts is valid and binding.

4	Expenses

4.1	Expenses

Whether or not the Effective Date occurs, the Borrower shall pay to the Agent within 14 days of demand all reasonable expenses (including legal fees) properly incurred by the Arrangers or the Agent in connection with the negotiation, preparation and execution of this Second Supplemental Agreement.

4.2	Stamp and other duties (general)

The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any such duties or Taxes payable by, or assessed on, each of the Banks, Arrangers and Agent) imposed in the UK or in any other jurisdiction in which any party to this Second Supplemental Agreement (other than the Banks, the Arrangers and the Agent) is incorporated on or in connection with this Second Supplemental Agreement and shall indemnify each of the Banks, Arrangers and Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.

5	Effective Date

5.1	Conditions precedent documentation

The amendments to be made to the Principal Agreement by this Second Supplemental Agreement shall take effect on and from the date (the “Effective Date”) on which the Agent notifies the other parties to this Second Supplemental Agreement that it has received the documents referred to below in form and substance reasonably satisfactory to it:

(a)	a certificate of the Company Secretary or a Director of each Obligor attaching such company’s Memorandum and Articles of Association or equivalent constitutional documents, or confirmation that the same have not been amended from the forms delivered to the Agent pursuant to the Principal Agreement;

(b)	a copy, certified as a true copy by the Company Secretary or Director of each Obligor, of resolutions of the Board of Directors (or a duly constituted committee thereof) of each such Obligor evidencing approval of this Second Supplemental

Agreement and authorising its appropriate officers to execute and deliver the same; and

(c)	specimen signatures, authenticated by the Company Secretary or a Director of the relevant company, of the persons authorised in the resolutions of the Board of Directors referred to in paragraph (b) above.

5.2	Further Conditions Precedent

The Agent shall not give notice of the occurrence of the Effective Date under clause 5.1 (Conditions Precedent documentation) if, on the date on which it would otherwise have done so, it has received actual knowledge that (i) an Event of Default has occurred and is continuing or (ii) any of the representations and warranties in clause 3 (Representations and Warranties) are untrue or incorrect as at such date.

6	Miscellaneous

6.1	Continuation of Principal Agreement

Save as amended by this Second Supplemental Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and the relevant provisions of this Second Supplemental Agreement shall be read and construed as one instrument.

6.2	Counterparts

This Second Supplemental Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

6.3	Third Party Rights

No term of this Second Supplemental Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Second Supplemental Agreement.

7	Governing Law

This Second Supplemental Agreement is governed by English law.

IN WITNESS whereof the parties hereto have caused this Second Supplemental Agreement to be duly executed the day and year first above written.

Schedule 1

Guarantors

British Sky Broadcasting Limited

Grant Way
Isleworth
Middlesex TW7 5QD
No. 2906991

Sky Subscribers Services Limited

Grant Way
Isleworth
Middlesex TW7 5QD
No. 2340150

The Borrower

SIGNED for and on behalf of	)
BRITISH SKY BROADCASTING	)	MD STEWART
GROUP PLC	)
by:	)

The Guarantors

SIGNED for and on behalf of	)
BRITISH SKY BROADCASTING	)	MD STEWART
LIMITED	)
by:	)

SIGNED for and on behalf of	)
SKY SUBSCRIBERS SERVICES	)	MD STEWART
LIMITED	)
by:

The Agent

SIGNED for and on behalf of	)
THE TORONTO-DOMINION	)	JULIE EVANS
BANK	)
by:	)